EXHIBIT 99.1

NEWS RELEASE for November 9, 2005 at 7:45 AM EDT
Contact:	Allen & Caron Inc.	or	Tarragon Corporation
	Joe Allen (investors)		William S. Friedman
	joe@allencaron.com		wfriedman@tarragoncorp.com
	(212) 691-8087		(212) 949-5000
Brian Kennedy (media)
brian@allencaron.com
(212) 691-8087
TARRAGON REPORTS RECORD RESULTS FOR THIRD QUARTER 2005
Raises Full-Year 2005 Estimate and Guides 2006 Earnings per Share from Continuing Operations with Growth of at Least 65 Percent Over 2005
NEW YORK CITY (November 9, 2005) ... Tarragon Corporation (Nasdaq:TARR), the urban homebuilder specializing in the development and marketing of high-density residential communities, announced its third-quarter results and raised its guidance for 2005.
Third-quarter Financial highlights:
•	Fully diluted EPS reached $1.70 vs. $0.14 in the prior year

•	Fully diluted EPS from continuing operations of $1.01 vs. $0.14 in the prior year

•	Total consolidated homebuilding revenues of $243.4 million, representing a 328 percent increase over third quarter 2004

•	Home deliveries of 1,160 at an average price of $243,000, resulting in sales of $281.0 million

•	New orders of 962 homes worth $271.0 million, at an average price of $282,000

•	Backlog value $540.0 million, up 51 percent over the previous year backlog of $357.0 million

•	Total value of active developments increased to more than $2.3 billion, representing over 7,500 homes in 43 communities

•	Additional future development pipeline of 8,600 homes in 24 communities

•	Stockholders’ equity as of September 30, 2005, of $291.3 million, up from $130.6 million one year earlier
2005/2006 Guidance:
•	2005 EPS from continuing operations of $2.27 - $2.42, up from $2.17 — $2.32 (excludes estimated income from previously announced investment division capital redeployment program and the charge associated with conversion of senior convertible notes)

•	2006 consolidated homebuilding revenues of at least $1.0 billion and EPS from continuing operations of at least $4.00 representing an increase of more than 65 percent over 2005 revised guidance
     2005 third-quarter net income was $50.5 million, or $1.70 per fully-diluted share, compared to $3.9 million, or $0.14 per fully-diluted share in 2004. Included in third-quarter 2005 net income is
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TARRAGON REPORTS RECORD RESULTS FOR THIRD QUARTER 2005
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$22.4 million in after-tax gains on sale of investment assets. Total consolidated revenues for the quarter ended September 30, 2005, increased 264 percent to $260.1 million from third-quarter 2004 revenues of $71.5 million. Income from continuing operations increased more than seven-fold to $28.1 million this quarter from $3.8 million in the third quarter 2004. Third-quarter 2005 income from continuing operations included a one-time charge of $7.2 million relating to the conversion of $54.25 million of senior convertible notes into common stock.
     Net income for the nine-month period was $81.1 million, or $2.70 per fully-diluted share, up 252 percent over the prior year net income of $23.0 million, or $0.87 per fully-diluted share. Included in the 2005 net income is $31.4 million of after-tax gains on sales of investment assets compared to $2.7 million for the same period last year. For the nine-month period total consolidated revenues were $425.4 million, up 138 percent over the prior period revenues of $178.7 million. For the nine months ended September 30, 2005, income from continuing operations was up 143 percent to $47.8 million, or $1.67 per fully-diluted share, from $19.7 million, or $0.74 per share, for the same period 2004.
     Consolidated homebuilding revenue rose 328 percent to $243.4 million from third-quarter 2004 homebuilding revenue of $56.9 million. Total homebuilding revenue, including revenue from unconsolidated joint ventures, grew 442 percent to $308.5 million in the third quarter 2005, from $56.9 million in the third quarter of 2004. For the nine-month period ended September 30, 2005, consolidated and unconsolidated homebuilding revenue increased to $561.9 million, up 316 percent from $135.1 million in 2004.
     Tarragon Chairman and CEO William S. Friedman commented, “Sales have continued at a strong pace in Florida, South Carolina and New Jersey. October was one of our strongest months ever with 429 new orders worth $92.0 million, despite lost selling days due to weather. Based on the strength of this quarter’s results and our contract backlog which, as of October 31, stood at $600.0 million, we have raised our guidance for the year and set a floor to our 2006 earnings expectations of $4.00 per share, fully diluted.”
Active Projects
     The total value of homes in active projects (including backlog) more than doubled from $1.0 billion at September 30, 2004, to over $2.3 billion at September 30, 2005, of which 39 percent are condominium conversions (27 percent of this category are luxury rental development projects built by Tarragon), 31 percent are mid-rise developments, 11 percent luxury high-rise buildings, 15 percent traditional townhouse communities and four percent land development. These active projects are expected to generate gross margins of 25 percent, 30 percent, 25 percent and 18 percent, respectively — overall the average gross margin is projected at 25 percent. During the third quarter, sales and development commenced on five new projects, representing 1,213 homes, bringing the total number of homes under active development to over 7,500 in 43 communities. Tarragon’s weighted-average ownership interest in the active communities is 83 percent.
Development Pipeline
     The Company’s pipeline of future developments grew to more than 8,600 homes in 24 communities as seven new sites, representing 2,400 potential new homes, were acquired or contracted for during the quarter. Based on estimated potential revenue, 14 percent of the development pipeline is expected to be derived from condominium conversions, 20 percent from
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TARRAGON REPORTS RECORD RESULTS FOR THIRD QUARTER 2005
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mid-rise development, 47 percent from high-rise and 19 percent from traditional townhouse communities. Tarragon has a 77 percent weighted-average interest in the development pipeline.
Investment Division Capital Redeployment Program
     Tarragon also reported that the capital redeployment program involving its investment division portfolio announced in March 2005 has so far generated $147.5 million from the sale of 13 properties, representing 1,035 units and 235,000 square feet of commercial space. So far, in the fourth quarter, Tarragon has sold, or has contracted to sell, eight additional properties, representing 1,408 units and over 300,000 square feet of commercial space, for a total of approximately $90.0 million. Those properties under contract are expected to close before year-end.
     According to Mr. Friedman, “The cash proceeds from the investment division capital redeployment program and the individual property sales will be used to fund additional homebuilding acquisitions and pay down existing debt. In the past twelve months we have increased our stockholders’ equity by $160.0 million to more than $290.0 million as a result of homebuilding profits, asset sales and the senior note conversion. We will continue strengthening our balance sheet as we substantially complete the capital redeployment program in the fourth quarter of this year.”
Company Raises 2005 Guidance and Announces 2006 Guidance
     Based on the current backlog and scheduled closings, Tarragon is raising its 2005 guidance of after-tax income from continuing operations to $73 - 78 million or $2.27 - $2.42 per fully diluted share, before income from the investment division capital redeployment program and costs associated with the conversion of its senior convertible notes in August 2005.
     Tarragon also announced that it anticipates 2006 consolidated revenues in excess of $1.0 billion and income from continuing operations of at least $4.00 per fully-diluted share.
Results Conference Call
     A conference call to discuss the results for the third quarter ended September 30, 2005, will take place today, November 9, at 10:30 AM EST. The call will be broadcast live over the Internet and may be accessed by visiting the Company’s web site at www.tarragoncorp.com, or you may also access the live webcast by going to http://audioevent.mshow.com/233894. Participants are encouraged to go to these sites at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 30 days, through December 9, 2005.
About Tarragon Corporation
     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in four core markets: Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com.
Forward-looking Statement
     Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors,
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including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
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TARRAGON REPORTS RECORD RESULTS FOR THIRD QUARTER 2005
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TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
NINE MONTHS ENDED SEPTEMBER 30, 2005
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$260,082	$71,453	$425,391	$178,664

Expenses	212,927	60,321	353,813	153,720

Other income and expenses:
Equity in income (loss) of partnerships and joint ventures	10,819	(97)	27,488	5,713
Minority interests in income of consolidated partnerships and joint ventures	(652)	(397)	(1,998)	(3,886)
Interest income	219	165	518	578

Interest expense	(12,126)	(4,387)	(22,470)	(12,504)
Gain on sale of real estate	50	—	2,620	378
Gain (loss) on disposition of other assets	(300)	—	(300)	2,075

Income from continuing operations before income taxes	45,165	6,416	77,436	17,298

Income tax (expense) benefit	(17,106)	(2,632)	(29,619)	2,400

Income from continuing operations	28,059	3,784	47,817	19,698
Discontinued operations, net of income taxes
Income (loss) from operations	(42)	110	1,879	650
Net gain on sale of real estate	22,437	—	31,423	2,666

Net income	50,454	3,894	81,119	23,014
Dividends on cumulative preferred stock	(225)	(226)	(674)	(678)

Net income allocable to common stockholders	$50,229	$3,668	$80,445	$22,336

Earnings per common share
Income from continuing operations allocable to common stockholders	$1.06	$0.16	$1.90	$0.85
Discontinued operations	0.85	—	1.34	0.15

Net income allocable to common stockholders	$1.91	$0.16	$3.24	$1.00

Earnings per common share — assuming dilution
Income from continuing operations allocable to common stockholders	$1.01	$0.14	$1.67	$0.74
Discontinued operations	0.69	—	1.03	0.13

Net income allocable to common stockholders	$1.70	$0.14	$2.70	$0.87

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TARRAGON CORPORATION
HOMEBUILDING DIVISION OPERATING STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2005
(Dollars in thousands, Unaudited)

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2005		2004		2005		2004

Homebuilding sales	$308,492	100%	$56,913	100%	$561,869	100%	$135,062	100%
Cost of homebuilding sales	(239,248)	(78%)	(43,409)	(76%)	(425,728)	(76%)	(105,687)	(78%)

Gross profit on homebuilding sales	69,244	22%	13,504	24%	136,141	24%	29,375	22%

Minority interests in homebuilding sales of consolidated partnerships and joint ventures	(481)	—	(375)	(1%)	(1,697)	—	(3,002)	(2%)
Outside partners’ interests in homebuilding sales of unconsolidated partnerships and joint ventures	(8,313)	(3%)	—	—	(28,923)	(5%)	—	—
Overhead costs associated with investment in joint ventures	(95)	—	—	—	(1,196)	—	—	—
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(900)	—	—	—	(2,304)	—	—	—
Additional costs attributable to profits recognized by the investment division on intercompany sales	—	—	—	—	(519)	—	(791)	(1%)

	59,455	19%	13,129	23%	101,502	19%	25,582	19%

Other income and expenses:

Net income (loss) from rental operations	803	—	(769)	(1%)	368	—	(1,744)	(1%)
Mortgage banking income	107	—	—	—	107	—	—	—
General and administrative expenses	(4,318)	(1%)	(3,917)	(7%)	(11,714)	(2%)	(10,688)	(8%)
Other corporate items	65	—	343	1%	271	—	1,109	1%
Gain (loss) on disposition of assets	(250)	—	—	—	1,979	—	2,048	1%

Income before taxes	$55,862	18%	$8,786	16%	$92,513	17%	$16,307	12%

Total homebuilding sales revenue	$308,492		$56,913		$561,869		$135,062
Less: homebuilding sales revenue of unconsolidated partnerships and joint ventures	(65,059)		—		(185,717)		—

Consolidated homebuilding sales revenue	$243,433		$56,913		$376,152		$135,062

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